UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): May 28, 2008
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
     On May 28, 2008, CytRx Corporation (“we,” “us,” “our,” “CytRx” or the “Company”) received a notice from The Nasdaq Stock Market informing us that for the last 30 consecutive business days, the bid price of our common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market under Marketplace Rule 4310(c)(4). Our shares trade on The Nasdaq Capital Market under the symbol “CYTR.”
     The notice states that under Marketplace Rule 4310(c)(8)(D), we will be provided 180 calendar days, or until November 24, 2008, to regain compliance with Marketplace Rule 4310(c)(4). To regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days anytime before November 24, 2008.
     The notice also states that on November 24, 2008, we will be provided with an additional 180 calendar day compliance period to demonstrate compliance if, at that time, we meet all of The Nasdaq Capital Market initial inclusion criteria set forth in Marketplace Rule 4310(c) other than the bid price requirement. If we are not eligible for an additional compliance period at that time, Nasdaq staff will provide written notification that our common stock will be delisted. Upon such notice, we may appeal the Nasdaq staff determination to a Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. There can be no assurance that, if the Nasdaq staff determines to delist our common stock and we appeal the Nasdaq Staff’s determination, such appeal would be successful.
     We continue to monitor the bid price for our common stock. If our common stock does not trade at a level that is likely to regain compliance, our Board of Directors will consider options available to us to achieve compliance.

ITEM 9.01	Financial Statements and Exhibits
(c)	Exhibits
     The following exhibit is filed as part of this report:
99.1	CytRx Corporation press release dated May 30, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ Mitchell K. Fogelman
Mitchell K. Fogelman
Chief Financial Officer
Dated: May 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	CytRx Corporation press release dated May 30, 2008

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